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                                                                  EXHIBIT 10.17
                        McLAREN AUTOMOTIVE  GROUP, INC.

                              EMPLOYMENT AGREEMENT


This Agreement made and entered into as of this first day of May 1999 by and between McLaren Automotive Group, Inc., a corporation duly organized and existing under and pursuant to the laws of the State of Delaware, with its principle offices located at 600 C Ward Drive, Santa Barbara, California 93111 (hereinafter referred to as "MAG") and Steve Sanderson an individual residing in the City of Santa Barbara, California (hereinafter referred to as "Sanderson").


Witnesseth:

Whereas, MAG is engaged in the development, marketing, sale and use of intellectual properties and wishes to employ Sanderson starting May 1st, 1999, in the position of Chief Financial Officer, for the Corporation; and Whereas, MAG will employ Sanderson and Sanderson will accept employment by MAG, as its Chief Financial Officer, pursuant to the terms hereof.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Employment Term: MAG agrees to employ Sanderson and Sanderson agrees to work for MAG. The initial term of Sanderson's employment shall begin on the first day of May 1999 and shall continue until the Thirtieth day of April 2001. Thereafter, Sanderson's employment shall be renewed for an additional two (2) years unless either party gives to the other no less than ninety (90) days written notice that this Agreement will be terminated at the end of the initial term.

      2. Scope of Employment: Sanderson will manage and direct the Financial activities of MAG and will have full authority for the proper execution of his responsibilities as provided by the laws of the State of Delaware, subject to the appropriate review and direction of the President and Chief Operating Officer as well as the Audit and Compensation Committees of MAG. Sanderson will also serve as Secretary of the Corporation and will be expected to attend all Board of Director meetings as well as attend to any other maters generally falling within the scope of Chief Financial Officer and Secretary of MAG.

      3.    Compensation and Benefits:

            (a) MAG shall pay to Sanderson as compensation for the services to be rendered by Sanderson hereunder an annual base salary of One Hundred Thirty Thousand dollars ($130,000.00) payable in 26 equal consecutive installments of Five Thousand dollars
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($5,000.00) each on Friday of every second week. Such installments are subject to all legally required Federal and State withholding amounts. In the event this Agreement should continue after the initial term, Sanderson's base salary shall be adjusted annually as of May 1st each year there after to reflect any percentage increase in the cost of living index published by the United States Government for the Greater Los Angeles, Long Beach area.

            (b) In addition, Sanderson shall receive 25,000 options to purchase stock in MAG annually . All such option grants shall be subject to MAG's Stock Option Plan as amended from time to time.

            (c) In addition to the compensation hereinabove set forth, Sanderson shall be entitled to participate in such other fringe benefit programs from MAG as may be made available to other executives of MAG from time to time, including, but not limited to, bonuses, stock options, profit sharing, auto allowance, cellular phone, merit increases, health insurance programs, vacation and other such programs as may be determined by MAG's Chief Executive Officer and /or its Board of Directors. Sanderson shall be reimbursed for all reasonable, ordinary and necessary business expenses incurred for the benefit of MAG subject to MAG's policies and procedures.

     4.     Termination:

            (a) If this Agreement is terminated at will by MAG prior to the expiration of its initial year MAG will pay Sanderson's base salary as if the Agreement was to remain in effect for its full term. Should termination, at will, occur in the second year or any subsequent extension of this Agreement, MAG's sole obligation to Sanderson shall be (i) to pay to Sanderson a severance payment equal to the then current annual base salary of Sanderson at the time of termination payable in equal monthly installments on the last business day of each month for twelve (12) months following the effective date of termination; and (ii) to reimburse Sanderson for the COBRA health insurance premiums paid by Sanderson for the twelve (12) month period following termination. If Sanderson obtains other employment during this twelve (12) month period, the amount of severance paid each month may be reduced by MAG by the amount of compensation paid each month by the other employer and, if Sanderson receives health insurance from any source during such twelve (12) month period, MAG will not be obligated to reimburse Sanderson for his COBRA payments.

            (b) This agreement may be terminated for cause without any continuing obligation, to Sanderson, by MAG. Cause shall be any action or actions by Sanderson that are determined prosecutable as criminal in a court of competent jurisdiction.

     5. Arbitration: Any controversy or claim arising out of or relating to this agreement, or breach thereof, shall be settled by binding arbitration in Santa Barbara, California before a panel of arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select on arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decision will be by majority vote. The arbitration shall not be appealable by either party. The rules of the American Arbitration
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Association shall govern, and the decision of the arbitrators shall be final and binding and judgement on the award may be entered by any court of competent jurisdiction.

     6. Entire Agreement: The foregoing constitutes the entire Agreement between the parties and no modification of any of the provisions hereof shall be binding upon either Sanderson or MAG unless in writing signed by the party against whom such modification is sought to be enforced.

     7. Interpretation: This Agreement has been submitted to the scrutiny of all parties hereto and of counsel. This Agreement shall be controlled by the laws of the State of California without regard to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

McLAREN AUTOMOTIVE GROUP, INC.                NAME OF CONTRACT PARTY

By: /s/ Wiley R. McCoy                        By: /s/ Steve Sanderson
    -----------------------------                ----------------------
                                                   Steve Sanderson
Its: President and Chief Operating Officer

By: /s/ John C. McCormack
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    Member Compensation Committee

By: /s/ Nicholas P. Bartolini
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    Member Compensation Committee

By:
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    Member Compensation Committee